Exhibit 99.1

News Release

For further information contact:

Investor Relations:

James Shields

901.597.6839

James.Shields@servicemaster.com

Media:

Peter Tosches

901.597.8449 (office)

901.692.2220 (mobile)

Peter.Tosches@servicemaster.com

ServiceMaster Global Holdings, Inc. Announces

Redemption of $488 Million of 7% Notes and
Incremental Borrowings Under Term Loan Facility

MEMPHIS, TENN, — August 17, 2015 — ServiceMaster Global Holdings, Inc. (NYSE: SERV) (“ServiceMaster”) announced today that The ServiceMaster Company, LLC (the “SvM”), an indirect wholly-owned subsidiary of ServiceMaster, effected the redemption of $488 million in aggregate principal amount of the outstanding 7% Senior Notes due 2020 (the “Notes”), which represents all of the outstanding Notes.  The redemption price of the Notes was equal to 105.25% of the principal amount of such Notes, plus accrued but unpaid interest thereon.

In order to effect the redemption, SvM secured incremental commitments of $400 million under SvM’s term loan facility maturing 2021.  After giving effect to the incremental commitments, outstanding borrowings under SvM’s term loan facility amount to $2.386 billion as of August 17, 2015.  SvM used funds from the incremental commitments, together with cash on hand, to redeem the $488 million of Notes.

Alan Haughie, ServiceMaster’s chief financial officer, noted  “The redemption of the 7% Notes and the corresponding debt paydown builds on our success in reducing leverage.” Haughie also stated “Since our IPO in July of last year we have either refinanced or redeemed over $1.3 billion of high coupon debt resulting in significantly lower interest expense.”

About ServiceMaster Global Holdings, Inc.

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned, franchised and licensed locations.  The company’s portfolio of well-recognized brands includes American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control).  The company is headquartered in Memphis, Tenn.  Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or facebook.com/ServiceMaster.

# # #